Exhibit 99.1

CONFERENCE CALL

MARCH 11, 2003

I would like to welcome each of you to this conference call.

Before I begin, I would like to take a moment to read the following Safe Harbor statement:

“Certain statements made during this conference call which are not historical in nature – including statements regarding the company’s and/or management’s intentions, strategies, beliefs, expectations, representations, plans, projections, or predictions of the future – are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the Safe Harbor provisions for forward-looking statements contained in such Act. We are including this statement for purposes of invoking these Safe Harbor provisions.

Forward-looking statements are made based on assumptions involving certain known and unknown risks and uncertainties – many of which are beyond the company’s control – and other important factors that could cause actual results, performance or achievements to differ materially from expectations expressed or implied by such forward-looking statements. These risk factors and uncertainties are listed from time to time in the company’s filings with the Securities and Exchange Commission, including – but not limited to – the annual report on Form 10-K for the year ending May 31, 2002 and our first and second quarter reports on Form 10-Q for the quarters ending August 31, 2002 and November 30, 2002.”

This is a very important time in our Company’s history. Last week, on March 7, 2003, we closed on the acquisition of the Hake Group of Companies and are extremely pleased to welcome them into the Matrix organization.

We identified Hake as an attractive investment opportunity early in our review of their operations. They met all of our acquisition criteria. They have had outstanding revenue and profitability growth and have a number of large valuable contracts in place with significant opportunities for continued expansion. Hake has an excellent relationship with the customer base and has market-leading relationships with most of the labor unions in the mid-Atlantic region. They share our core values of commitment to safety, integrity, developing positive relationships and delivering the best.

Hake was founded in 1919 in Philadelphia as a heavy rigging and hauling contractor. They made a series of acquisitions over the last 25 years with the most recent being in 1996. Hake, through its five divisions, is the only contractor in the mid-Atlantic region capable of providing turnkey mechanical, boiler, electrical and civil contracting, along with heavy transportation and rigging services.

Its five divisions include Mid-Atlantic Contractors, or MAC whose fiscal 2002 revenues totaled $69 million. MAC provides mechanical contracting services, primarily pipefitting, for new construction and maintenance projects.

Hake’s second division, Bogan, founded in 1976, is a versatile electrical contractor whose services include new plant and substation construction, plant maintenance, as well as process control instrumentation and fiber optics installation. It’s revenues in fiscal 2002 were $45 million.

I&S, Hake’s third division, is a full-service civil and structural contractor that specializes in structural steel fabrication and erection and concrete construction. Its fiscal 2002 revenues were $27 million.

Hake’s oldest division, Frank W. Hake, Inc., specializes in heavy lifting, specialty transportation and millwrighting. Over its 80-year history, this division, whose fiscal 2002 revenues were $20 million, has developed expertise in hauling and lifting heavy components utilizing its extensive inventory of jacking towers, rolling gantries, modular hydraulic trailers and other specialized equipment.

Hake’s fifth division, Mechanical Construction, Inc., provides boiler installation and repair services for utilities, refineries and manufacturers. Mechanical Construction’s revenues for fiscal 2002 were $15 million.

Hake has an impressive backlog of business with a group of blue chip customers including Conectiv, PECO, Sunoco and Coastal. A significant portion of Hake’s revenues are derived from low risk, cost reimbursable contracts with potential upside performance incentives. They currently have a backlog in excess of $220 million, including a major contract to build a power generation facility for the Dominion Fairless Energy Works. Hake will provide the power piping, HRSG erection, centerline installation, rigging and hauling, electrical and instrumentation installation, and project management for a 1200 MW, combined cycle, gas fired, power generation facility. All five of Hake’s divisions are providing services for this project. This project is in the early stages of construction.

In addition, Hake performs $80 to $90 million of repeat maintenance business annually.

I would now like to turn the call over to Mike Hall, who will discuss the financial aspects of the acquisition and what it means to Matrix from an earnings perspective.

Thanks Brad.

As Brad mentioned, Hake has had an impressive record of growth over the last few years. Hake’s audited financial statements for their fiscal year ended June 30, 2000 showed revenues of $85.3 million. These grew 32.2% to $112.7 for the year ended June 30, 2001 and then grew another 55% in fiscal year 2002 to $174.8 million. Net income before minority interest for these same three years increased from $1.3 million in fiscal 2000, to $2.0 million in fiscal 2001 and to $5.2 million in fiscal 2002. Gross margins although declining slightly for the three-year period from 15.9% to 15.0% and finally to 14.7% still remained very healthy. Although operating expenses grew from $10.7 million to $14.7 million over the three-year period, they declined from 12.5% as a percent of revenues in fiscal 2000 to 8.4% of revenues for the year ended June 30, 2002.

Hake’s contracting operations require minimal capital spending due to the Company’s limited equipment needs and the labor-intensive nature of its services. Hake leases the majority of its vehicle fleet and has minimal maintenance costs which are expensed when incurred. Capital spending and depreciation expense of the last three fiscal years were as follows:

Fiscal 2000 – Capital Spending—$159,000; Depreciation—$440,000

Fiscal 2001 – Capital Spending—$1.8 million; Depreciation—$458,000

Fiscal 2002 – Capital Spending—$487,000; Depreciation $507,000

Capital spending increased dramatically in fiscal 2001 as Hake purchased major equipment for its transportation division and a new MIS system.

Unaudited financial results showed continued growth and increasing profitability. Revenues for the six months ended December 30, 2002 were $98 million compared to $91.8 million over the same six-month period last year. Net Income before Minority Interests increased from $2.6 million for the six months ended December 30, 2001 to $4.6 million for the six months ended December 30, 2002. Capital Spending totaled approximately $650,000 through the end of February 2003. I would like to emphasize that these are unaudited financials which are currently in the process of being audited for submission on an 8-K in May 2003 so they could change but they are directionally correct.

As mentioned in the news release issued last Friday on March 7, Matrix completed an $87.5 million five-bank credit facility with Bank One as the lead bank arranging the financing. The facility is divided between a $32.5 million, five-year term loan and a $55.0 million, three-year revolving credit facility.

At Closing, we took down $45.0 million to consummate the acquisition of Hake, refinance Matrix’s existing indebtedness, and to pay certain fees at Closing. The current average interest rate on the $45.0 million is approximately 4.0%. Most of the indebtedness is tied to a LIBOR option. The $10 million holdback payable to the Sellers to cover any possible indemnification requirements is payable over a five year period—$1.0 million after the first year, $2.0 million after the second, third, and fourth years, and $3.0 million after the fifth year anniversary of Closing.

The acquisition will be immediately accretive and should help Matrix’s earnings in the fourth quarter. We have not closed our books on the third quarter which ended on February 28 as we are currently finishing the Percentage of Completion process. Although our field manhours on maintenance work improved over December and January levels which are historically low, they have not increased to the levels we had anticipated. We do believe, however, that any shortfall in earnings from Matrix’s maintenance activities will be at least offset by Matrix’s construction activities and Hake’s contribution to fourth-quarter earnings. As a result, we are still comfortable with our guidance of $.88—$.93 per fully-diluted earnings per share for the year ended May 31, 2003 versus $.73 per fully-diluted share for the previous fiscal year ended May 31, 2002.

Although we have just started the fiscal 2004 budgeting and planning process, we believe, based on both the current and forecast business activity at both Matrix’s and Hake’s operations, that we can expect fully-diluted earnings to be at least $1.35 per share next fiscal year. I would like to emphasize that this is a preliminary forecast and will provide more definitive guidance following completion of our budgeting process.

With that, I will turn the call back over to Brad.

Thanks Mike.

We have been performing due diligence for the last three months and are now entering into the integration stage. The good news is that there is very little operational overlap with our current operations. Although we have similar construction service activities, Matrix’s general construction work has been focused primarily on the west coast whereas Hake is concentrated in the mid-Atlantic region. We have assigned two of Matrix’s most senior business unit executives full time to integrate the two businesses. We are also naming one of Matrix’s key financial executives as East Coast Chief Financial Officer primarily to ensure that all internal and disclosure controls and processes are in line with Matrix’s standards and to focus on the integration of all administrative and control processes. We have significant opportunities to leverage each Company’s unique customer relationships which will allow us to expand our overall capabilities in the region.

I’m sure you have a number of questions which I would be more than happy to answer at this time.

Questions and Answers

Thank you for your time and interest. We look forward to our next conference call when we announce our third-quarter fiscal 2003 earnings.